Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERITIV CORPORATION

ARTICLE One

The name of the Corporation is Veritiv Corporation (the “Corporation”)

ARTICLE Two

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE Three

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE Four

The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

ARTICLE Five

The Corporation is to have perpetual existence.

ARTICLE Six

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE Seven

Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE Eight

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

ARTICLE Nine

The Corporation expressly elects not to be governed by §203 of the DGCL.

ARTICLE Ten

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE Eleven

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

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